As filed with the Securities and Exchange Commission on May 19, 2008.

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	42-1579325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2901 Butterfield Road
Oak Brook, Illinois 60532
(630) 218-8000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Steven P. Grimes

Chief Operating Officer and Chief Financial Officer
Inland Western Retail Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60532
(630) 218-8000
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Dennis K. Holland General Counsel and Secretary Inland Western Retail Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois 60532 (630) 218-8000	David J. Kaufman Duane Morris LLP 190 South LaSalle Street Chicago, Illinois 60603 (312) 499-6700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	50,000,000 shares	$10.00	$500,000,000	$19,650

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.
DISTRIBUTION REINVESTMENT PROGRAM

50,000,000 Shares of Common Stock

Program Highlights:

You may invest all of the cash distributions that we pay to you in additional shares of our common stock at a price equal to $10.00 per share, without paying any fees or commissions.  The net proceeds we will receive in this offering will depend on both the cash dividends we pay on our outstanding common stock and the overall participation in the distribution reinvestment program, neither of which is determinable at this time.

You should read this prospectus carefully so you will know how the distribution reinvestment program, or program, works and then retain it for future reference.  In particular, please review the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, incorporated by reference into this prospectus.

Our common stock is not listed on any national securities exchange.  There is no public trading market for our shares, and there can be no assurance that a market will develop in the future.  Consequently, there may not be a readily available buyer for your shares.  The selling price of the shares to be issued under the program was determined by our board of directors in the exercise of their business judgment.

There is no underwriter for the shares of our common stock offered pursuant to the program.  Rather, Registrar and Transfer Company administers the program.  Until such time, as any, that we list our shares of common stock on a national securities exchange, shares to be purchased pursuant to the program will be purchased by us for you directly from our authorized and unissued shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Prospectus dated May 19, 2008

i

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

We are a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers.  As of March 31, 2008, our portfolio of operating properties consisted of 291 properties wholly-owned by us (the wholly-owned properties), and 12 properties of which we own between 5% and 95% (the consolidated joint venture properties).  We have also invested in nine development joint venture projects, six of which we consolidate.

The properties in our portfolio are located in 38 states.  At March 31, 2008, the portfolio (excluding the development joint venture properties) consisted of 181 multi-tenant shopping centers and 122 free-standing single-user properties of which 103 are net lease properties.  A net lease property is one which is leased to a tenant who is responsible for the base rent and all costs and expenses associated with their occupancy including property taxes, insurance and repairs and maintenance.  The portfolio contained an aggregate of approximately 45.3 million square feet of gross leasable area, or GLA, of which approximately 96% of the GLA was physically leased and 97% was economically leased at March 31, 2008.  Our anchor tenants include nationally and regionally recognized grocers, discount retailers, financial companies, and other tenants who provide basic household goods and services.  Of our total annualized portfolio rental revenue as of March 31, 2008, approximately 67% was generated by anchor or credit tenants.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PROGRAM

ADMINISTRATOR:  Registrar and Transfer Company administers the program.  If you have any questions, you may direct them to: Registrar and Transfer Company, P.O. Box 1727, 10 Commerce Drive, Cranford, New Jersey 07016, Attention: Specialized Issuer Services, or by telephone at: (800) 960-6552.

PARTICIPATION:  If you own shares of our common stock, you can participate in the program by submitting a signed and completed Subscription Agreement or other appropriate authorization form to us.  No action is required if you are already participating in the program.

REINVESTMENT OF DISTRIBUTIONS:  You may invest all of the cash distributions that we pay to you in additional shares of our common stock without paying any brokerage fees or service charges.

MAXIMUM OWNERSHIP OF SHARES:  To maintain our qualification as a REIT, no more than 50% of our outstanding shares of common stock may be owned directly or indirectly by five or fewer individuals at any time during July through December of each year.  To ensure that we meet this test, our Articles of Incorporation provide that no person may own more than 9.8% of our issued and outstanding stock.  Therefore, to the extent that a purchase of shares under the program would cause you to own in excess of 9.8% of our issued and outstanding stock, we will not reinvest your distributions to purchase additional shares.

FRACTIONAL SHARES:  We pay distributions on both whole and fractional shares and will purchase shares for you with distributions on both whole and fractional shares.

TRACKING YOUR INVESTMENT:  Each quarter we will send to you an individualized report of your investment.  The report will include the purchase date(s), purchase price and the number of shares owned by you, as well as the dates and amounts of distributions received and invested on your behalf during the prior quarter.

TERMINATING YOUR PARTICIPATION IN THE PROGRAM:  You may terminate your participation in the program at any time, without penalty, by providing to us written notice of your desire to terminate your participation.

AMENDMENT OR TERMINATION OF THE PROGRAM: Our Board of Directors may, by a majority vote, amend or terminate the program for any reason, upon providing 30 days’ written notice to all participants.

DESCRIPTION OF THE PROGRAM

PURPOSE OF THE PROGRAM

The program is designed to offer to our existing stockholders a simple and convenient method of purchasing additional shares of our common stock by reinvesting cash distributions without paying any brokerage commissions, fees or service charges.  We will use the proceeds received from sales of the shares for general corporate purposes, including purchasing additional properties or funding operating or capital expenses associated with our existing properties and for funding the share repurchase program.

WHY SHOULD YOU PARTICIPATE IN THE PROGRAM

If you participate in the program you are able to:

•	purchase additional shares of our common stock without paying any brokerage commissions, fees or service charges; and

•	fully invest all distributions under the program because the program permits fractions of shares, as well as whole shares, to be purchased and credited to your account.

HOW TO ENROLL IN THE PROGRAM

You can participate in the program if you currently own shares of our common stock and the shares are registered in your name.  If your shares are held in an intermediary account, you should direct your custodian or trustee to enroll in the program on your behalf.  If your shares are held in a brokerage, bank, or other intermediary account, and you wish to participate in the program, you should direct your broker, bank or trustee to register some or all of your shares directly in your name.

You may join the program at any time by completing and signing a subscription agreement or other appropriate authorization form and returning it to Registrar and Transfer Company at P.O. Box 1727, 10 Commerce Drive, Cranford, New Jersey 07016, Attention:

Specialized Issuer Services.  Subscription agreements may be obtained at any time by calling Registrar and Transfer Company at (800) 960-6552 or by writing to Registrar and Transfer Company at same address as specified above.

You, your custodian or trustee will remain a participant of the program until you, your custodian or trustee delivers to us written notice of your/their desire to terminate your/their  participation (described more fully below under the heading “Terminating Your Participation in the Program”).

If we receive your subscription agreement specifying your desire to reinvest distributions under the program prior to the record date established for a particular distribution, reinvestment of cash distributions will commence with that distribution.  If we receive your subscription agreement on or after the record date established for a particular distribution, then your participation in the program will not begin until the distribution following the next record date, as applicable.

REINVESTMENT OF YOUR DISTRIBUTIONS

If you choose to participate in the program, we will apply cash distributions on all shares registered in your name, as well as on all full or fractional shares acquired under the program, to purchase additional shares for you directly from us.  In any event, there are no commissions or brokerage fees paid.

NUMBER OF SHARES TO BE ISSUED TO YOU

The number of shares to be issued to you under the program will depend on the amount of the distributions being reinvested and the purchase price of the shares.  We will issue fractional shares (computed to four decimal places), if necessary, to make full reinvestment of your distributions.  You will not be permitted to participate in the program, and we will not issue shares to you under the program, to the extent that the issuance of the shares would cause you to own in excess of 9.8% of our issued and outstanding stock.

SOURCE AND PURCHASE PRICE OF THE SHARES

There is no public trading market for our shares.  As of the date of this prospectus, the shares may be purchased under the program at a price equal to $10.00  per share.  The selling price of the shares to be issued under the program was determined by our board of directors in the exercise of their business judgment based on factors such as our book value and the current economic environment.  The selling price may be increased or decreased at our board’s discretion.  Except as provided in the next paragraph regarding the listing of our shares on a national securities exchange, if we increase the selling price of shares under the program, we will amend this prospectus and make available to you a copy of the amended prospectus.    The selling price may not be indicative of the price that shares may trade at if they were listed on a national securities exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.

If we list our shares on a national securities exchange, we will, at our option, either purchase shares for you under the program on the exchange or market at the prevailing market price on the record date for distribution or issue the shares to you directly from our authorized but unissued shares.  We cannot guarantee that the price we pay for the shares will be the lowest possible price.

WHEN SHARES WILL BE PURCHASED

Shares generally will be purchased for you under the program on the record date for the distribution used to purchase the shares.  Distributions should be paid monthly and will be calculated on a monthly record and distribution declaration date.

COST OF PARTICIPATING IN THE PROGRAM

You will not incur any brokerage commissions or service charges when purchasing shares under the program.  Certain fees and brokerage commissions, however, may be incurred if you choose to sell your shares.  These fees are more fully described below under the heading “Selling Shares Acquired Under the Program.”

TRACKING YOUR INVESTMENT

Each fiscal quarter and within 90 days after the end of each fiscal year, we will send to you an individualized report summarizing your investment including the purchase date(s), purchase price and the number of shares owned by you under the program, as well as the dates of distributions and amounts of distributions received during the prior fiscal quarter or year.  This report will be your record of the timing and cost of purchases made under the program and should be retained for income tax purposes.

BOOK-ENTRY EVIDENCE FOR SHARES ACQUIRED UNDER THE PROGRAM

Ownership of the shares will be evidenced in book-entry form as no certificates will be issued.

SELLING SHARES ACQUIRED UNDER THE PROGRAM

There is currently no public trading market for our shares and there can be no assurance that one will develop in the future.  Consequently, there may not be a readily available buyer for your shares.  If you desire to sell your shares, you may request for us to repurchase your shares through our Share Repurchase Program.  If you sell or transfer your shares prior to our shares being listed on a national securities exchange to a person who does not participate in the program, your participation in the program with respect to the transferred shares will automatically be terminated.  The purchaser of the shares may elect to enroll in the program by requesting from us a subscription agreement and by completing, signing and returning it to us.

TERMINATING YOUR PARTICIPATION IN THE PROGRAM

You, your custodian or your trustee may terminate participation in the program at any time by delivering written notice to us at any time prior to a distribution record date.  If the termination notice is received on or after the record date for a distribution payment, the termination notice will not become effective until the distribution is paid and shares are issued and credited to your program account.

After termination of your participation in the program, distributions will be paid to you, your custodian or your trustee in cash unless and until you rejoin the program, which you may do at any time by completing and signing a new subscription agreement.

TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE PROGRAM

Distributions paid by us to you are treated as dividends to the extent that we have earnings and profits for federal income tax purposes.  Any amount distributed in excess of our earnings and profits is applied as a reduction in the adjusted basis of your shares.  Once your adjusted basis in the shares is reduced to zero, any excess is treated as gain from the sale of shares.

If you participate in the program, you will recognize taxable dividend income equal to the value of the shares received, even though you purchased shares and did not receive any cash.  These deemed dividends will be treated as actual dividends paid from us to you and will retain the character and tax effects applicable to all dividends.  The shares received by you pursuant to the program will have a holding period beginning with the day after the purchase and a tax basis equal to their cost, which is the gross amount of the deemed distribution.

The above discussion regarding the tax consequences of participating in the program is intended only as a general discussion of the current federal income tax consequences of participating in the program.  Since each shareholder’s financial situation is different, you should consult your individual tax advisor concerning any tax questions you may have about program participation.

AMENDMENT OR TERMINATION OF THE PROGRAM

Our board of directors may by a majority vote, amend or terminate the program for any reason, upon providing 30 days’ written notice to all participants.

MISCELLANEOUS

Where You Can Find More Information About Us

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room located at: 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or email at publicinfo@sec.gov for further information regarding the public reference rooms.  Our SEC filings are also available to the public on the website maintained by the SEC at “www.sec.gov.”

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information.  The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Program is terminated comprise the incorporated documents:

(a)

Our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 31, 2008, as amended by the Form 10-K/A filed April 29, 2008;

(b)

Our Current Report on Form 8-K filed with the SEC on January 3, 2008;

(c)

Our Current Report on Form 8-K filed with the SEC on January 10, 2008;

(d)

Our Current Report on Form 8-K filed with the SEC on January 16, 2008;

(e)

Our Current Report on Form 8-K filed with the SEC on January 30, 2008;

(f)

Our Current Report on Form 8-K filed with the SEC on February 12, 2008;

(g)

Our Current Report on Form 8-K filed with the SEC on March 10, 2008;

(h)

Our Current Report on Form 8-K filed with the SEC on April 10, 2008;

(i)

Our Current Report on Form 8-K filed with the SEC on April 14, 2008;

(j)

Our Current Report on Form 8-K filed with the SEC on May 9, 2008;

(k)

Our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2008; and

(l)

The description of our common stock set forth in our Registration Statement on Form S-11/A filed with the SEC on December 21, 2004, as amended.

Upon request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this document other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.  Your request for copies should be directed to: Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations, telephone number: (630) 218-8000.

Effect of Share Distributions or Share Splits

If we pay a distribution in the form of shares or splits on our outstanding shares, the additional shares will be credited to your program account both for shares held by us for you under the program and shares registered in your name.  If we declare a reverse share split, the number of shares held by us for you under the program and shares registered in your name will be reduced accordingly.

Voting Rights of Shares Acquired Under the Program

Shares in your program account will be voted as you direct.  As a shareholder, you receive a proxy card in connection with any annual or special meeting of shareholders.  This proxy will apply to all shares registered in your name, including all shares credited to your program account.

If no instructions are indicated on a properly signed and returned proxy card, when voting on discretionary items, all your shares – those registered in your name, if any, and those credited to your account under the program – will be voted in accordance with the recommendations of our board of directors.  If the proxy card is not returned or is returned unsigned, your shares may be voted only if you or a duly appointed representative votes in person at the meeting.

Our Liability Under the Program

We will not be liable for any act done in good faith, or for any good faith omission to act including without limitation, for any claims of liability (a) for our failure to terminate your program account upon your death prior to receipt of written notice of such death or (b) relating to the time and prices at which shares are purchased or sold for your program account.

YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED FOR YOU UNDER THE PROGRAM.

Governing Law

Maryland state law governs the terms and conditions of the program, the subscription agreement and the account statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares under the program for general corporate purposes, including purchasing additional properties or funding operating or capital expenses associated with our existing properties and for funding the share repurchase program.  We have no basis for estimating the number of shares that will be sold.

EXPERTS

Our consolidated financial statements and the financial statement schedules II and III of Inland Western Retail Real Estate Trust, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon for us by Duane Morris LLP.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

To the maximum extent permitted by Maryland law, we are permitted to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification,  pay or reimburse reasonable expenses of our directors or officers for certain liabilities including any losses or liabilities arising from or out of an alleged violation of federal or state securities laws.  We may, with the approval of our Board of Directors or any duly authorized committee, provide such indemnification and advancement of expenses to a person who served a predecessor entity as an officer or director and to any of our or a predecessor entity’s employees or agents.

We may purchase and maintain insurance on behalf of any person who is or was one of our or our affiliates’ directors, officers, employees, or agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him/her and incurred by him/her in any such capacity or arising out of his/her status as such, whether or not he/she is indemnified against such liability under the provisions of our Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or affiliates pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.              Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the Shares registered hereby:

Securities and Exchange Commission Registration fee	$19,650
FINRA Fee	50,500
Printing and mailing expenses	25,000	*
Legal fees and expenses	15,000	*
Accounting fees and expenses	10,000	*
Blue Sky fees and expenses	100,000	*
Miscellaneous	4,850	*
Total	$225,000	*

*Estimated

Item 15.              Indemnification of Directors and Officers.

To the maximum extent permitted by Maryland law, we are permitted to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (b) any individual, who, while a director or officer and at our request serves or has served as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.  We may, with the approval of our Board of Directors or any duly authorized committee, provide such indemnification and advancement of expenses to a person who served a predecessor entity as an officer or director.

We may purchase and maintain insurance on behalf of any person who is or was one of our or our affiliates’ directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him/her and incurred by him/her in any such capacity or arising out of his/her status as such, whether or not he/she is indemnified against such liability under the provisions of our Articles of Incorporation.

To the extent that the indemnification shall apply to liabilities arising under the federal securities law, we have been advised that, in the opinion of the SEC, such indemnification in this case is contrary to public policy and, therefore, unenforceable.

Item 16.              Exhibits

(a)           The following documents are filed as part of this Registration Statement:

II-1

Exhibit No.	Description
4.1	Inland Western Retail Real Estate Trust, Inc. Distribution Reinvestment Program
5.1	Opinion of Duane Morris LLP regarding the legality of the securities being registered
23.1	Consent of Duane Morris LLP (included as part of Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney
99.1	Form of Subscription Agreement

(b)	The following exhibits are incorporated by reference:

Exhibit No.	Description
3.1

Third Articles of Amendment and Restatement of Inland Western Retail Real Estate Trust, Inc. (Included as Exhibit 3.1 to the Company’s Annual Report/Amended on Form 10-K/A for the year ended December 31, 2006 filed on April 27, 2007 [File No. 000-5119] and incorporated herein by reference.)

3.2

Second Amended and Restated Bylaws of Inland Western Retail Real Estate Trust, Inc. (Included as Exhibit 3.2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and filed on March 7, 2005 [File No. 333-103799] and incorporated herein by reference.)

Item 17.              Undertakings.

(a)           The undersigned registrant hereby undertakes:

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on this 19th day of May, 2008.

Inland Western Retail Real Estate Trust, Inc.

By:	/s/ Michael J. O’Hanlon
Michael J. O’Hanlon
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Michael J. O’Hanlon	President and Chief Executive Officer	May 19, 2008
Michael J. O’Hanlon

/s/ Steven P. Grimes	Chief Operating Officer and Chief	May 19, 2008
Steven P. Grimes	Financial Officer

/s/ James Kleifges	Chief Accounting Officer	May 19, 2008
James Kleifges

/s/ Robert D. Parks	Chairman of the Board	May 19, 2008
Robert D. Parks

/s/ Brenda G. Gujral	Director	May 19, 2008
Brenda Gujral

/s/ Kenneth Masick	Director	May 19, 2008
Kenneth Masick

/s/ Richard P. Imperiale	Director	May 19, 2008
Richard P. Imperiale

/s/ Frank A. Catalano, Jr.	Director	May 19, 2008
Frank A. Catalano, Jr.

/s/ Kenneth H. Beard	Director	May 19, 2008
Kenneth H. Beard

/s/ Paul R. Gauvreau	Director	May 19, 2008
Paul R. Gauvreau

/s/ Gerald M. Gorski	Director	May 19, 2008
Gerald M. Gorski

/s/ Barbara A. Murphy	Director	May 19, 2008
Barbara A. Murphy